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                                                                    EXHIBIT 99.1


          CONTINUCARE COMPLETES RESTRUCTURING OF $10.0 MILLION OF DEBT

         MIAMI--(BUSINESS WIRE)--Aug. 3, 2001--Continucare Corporation (AMEX:CNU
- news), a leader in the field of providing outpatient healthcare services through managed care arrangements and home healthcare services in the Florida market, today reported that it has concluded a restructuring of its outstanding $10 million 7% Convertible Subordinated Notes due 2002 (the "Notes").

         As a result of the restructuring, $6.2 million of the Notes have been purchased by six investors, including entities controlled by Dr. Frost, a director of the Company, and Spencer Angel, President and CEO of the Company. These repurchased Notes were immediately exchanged for an aggregate amount of
6.2 million shares of the Company's common stock and new notes in the aggregate principal amount of $912,195, which mature October 31, 2005, bear interest at 7% (payable semi-annually) and are convertible into shares of the Company's common stock at a conversion rate of $1.00 per share. The six investors also purchased
9.6 million shares of common stock held by these selling Noteholders. As a result, Dr. Frost now owns approximately 49% of the Company's outstanding common stock, prior to giving effect to the conversion of the new note.

         Holders of the remaining $3.8 million of outstanding Notes have agreed to restructure various terms of the Notes which, among other things, extend the maturity date to October 2005, reduce the conversion rate from $2.00 to $1.00 per share, provide for quarterly interest payments, and cure all prior defaults under the Notes.

         "We are very excited about the completion of this restructuring," said Spencer J. Angel, President and Chief Executive Officer of Continucare. "Not only has shareholder value been enhanced but Dr. Frost has unequivocally signaled his commitment to Continucare and now owns approximately 49% of the Company's outstanding common stock. Through the reduction of a substantial amount of debt we have further strengthened the foundation upon which Continucare rests. This restructuring allows us to continue to focus on enhancing our physician network, while we continue to position ourselves as an industry leader in Florida as a third party manager of risk in the healthcare market."

         Continucare Corporation, headquartered in Miami, Florida, is a holding company with subsidiaries engaged in the business of providing outpatient physician care and home healthcare services.

         Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the company's business and prospects, and cause results to differ materially from those set forth in the forward-looking statements. In addition to the factors set forth elsewhere in this release, the economic, competitive, governmental, technological and other


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factors identified in Continucare's filings with the Securities and Exchange
Commission could affect the forward-looking statements contained in this release.

--------------
CONTACT:

     Continucare Corporation, Miami
     Spencer J. Angel, 305/350-7543
     spencer_angel@continucare.com


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